Exhibit 99.2

FORT KNOX FINANCIAL SERVICES CORPORATION ("FORT KNOX")
CONSOLIDATED BALANCE SHEETS
As of June 30, 2015 and December 31, 2014

ASSETS	June 30, 2015 (Unaudited)	December 31, 2014 (Audited)

Cash	$11,655,229	$3,220,510
Accounts receivable, net of allowance for doubtful accounts	290,556	4,885,030
Note receivable, related party	-	40,000
Property and equipment, net	158,482	88,195
Other assets	183,425	170,571

Total assets	$12,287,692	$8,404,306

LIABILITIES AND STOCKHOLDERS’ EQUITY

LIABILITIES
Accounts payable	$838,575	$110,113
Escheatment funds	1,161,166	1,515,074
Other liabilities	11,808	7,513
Total liabilities	2,011,548	1,632,700

STOCKHOLDERS’ EQUITY
Common stock	1,000	1,000
Retained earnings	10,275,144	6,770,606
Total stockholders’ equity	10,276,144	6,771,606

Total liabilities and stockholders’ equity	$12,287,692	$8,404,306

FORT KNOX FINANCIAL SERVICES CORPORATION ("FORT KNOX")
UNAUDITED CONSOLIDATED STATEMENT OF OPERATIONS
SIX MONTHS ENDED JUNE 30, 2015 AND 2014

	Six Months Ended June 30, 2015	Six Months Ended June 30, 2014

Interest expense	$(18,663)	$(30,522)

Net interest expense	(18,663)	(30,522)

Tax Product Fee Income	22,940,263	20,073,229

Total non-interest income	22,940,263	20,073,229

Non-interest expense:
Compensation and benefits	4,068,664	3,349,632
Tax product expense	9,102,046	9,100,373
Other expense	1,330,052	759,490
Total non-interest expense	14,500,761	13,209,495

Income before income tax expense	8,420,839	6,833,212

Income tax expense	-	-

Net income	$8,420,839	$6,833,212

FORT KNOX FINANCIAL SERVICES CORPORATION ("FORT KNOX")
UNAUDITED STATEMENTS OF CASH FLOWS
SIX MONTHS ENDED JUNE 30, 2015 AND 2014

	Six Months Ended June 30, 2015	Six Months Ended June 30, 2014

Net income	$8,420,839	$6,833,212
Depreciation, amortization and accretion, net	30,342	21,879
Net change in accounts receivable	4,681,234	316,718
Net change in prepaid and other current assets	(59,695)	62,129
Net change in other noncurrent assets	-	(2,000)
Net change in accounts payable	728,462	(22,461)
Net change in escheatment funds	(353,908)	946,783
Net change in other liabilities	4,295	(14,423)
NET CASH PROVIDED BY OPERATING ACTIVITIES	13,451,570	8,141,837

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of premises and equipment	(100,550)	(2,544)
NET CASH USED IN INVESTING ACTIVITIES	(100,550)	(2,544)

CASH FLOWS FROM FINANCING ACTIVITIES
Distribution to shareholders	(4,916,301)	(3,827,791)
NET CASH USED IN FINANCING ACTIVITIES	(4,916,301)	(3,827,791)

NET INCREASE IN CASH AND CASH EQUIVALENTS	8,434,719	4,311,502

Cash and cash equivalents at beginning of year	3,220,510	5,359,043

Cash and cash equivalents at end of year	$11,655,229	$9,670,545